Exhibit 99.1

Paradyne Contact: Paul Harris 727-530-2529 pharris@paradyne.com	NEWS RELEASE

Paradyne Closes Net to Net Asset Acquisition

Largo, Fla. - August 4, 2004 – Paradyne Networks, Inc. (NASDAQ: PDYN) today announced it has closed its acquisition of the assets of Net to Net Technologies, Inc., a Portsmouth, New Hampshire-based developer and manufacturer of broadband access equipment. The deal adds important products and technology to compliment Paradyne’s established portfolio of Digital Subscriber Line (DSL) network access equipment.

The Net to Net product line – featuring bonded DSL products and technology, IP Digital Subscriber Line Access Multiplexers (DSLAMs), and business-class network extenders – is now part of the Paradyne portfolio of broadband access equipment that the company markets worldwide to network service providers and business customers.

“We are enthusiastic about this expansion and the opportunity we now have to serve customers of Net to Net,” said Sean Belanger, president and CEO of Paradyne. “Like Paradyne, Net to Net has developed a dependable IP access platform to support the migration of voice, video and data service to packet-based networks. Development and support for both Paradyne and Net to Net products will continue without interruption.”

Paradyne has extended employment offers to many Net to Net employees and will maintain a research and development facility in New Hampshire.

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About Paradyne

Paradyne’s broadband access equipment enables service providers to profitably deliver voice, data and video services and smoothly migrate to packet-based networks. These solutions include an extensive portfolio of broadband access concentrators, media gateways, and customer premises equipment. Services offered to business and residential customers worldwide using Paradyne’s equipment include Voice over IP, high-speed Internet, Wide Area Networking featuring Service Level Management, IP switched video, and traditional T1/E1 data. More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-Q, dated April 28, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne and the Paradyne Logo are registered trademarks of Paradyne Corporation. All other service marks and trademarks are the property of their respective owners.